EXHIBIT 99.1

                  STYLECLICK ANNOUNCES NEW COMPANY ORGANIZATION
              TO ADVANCE ITS OFFERING OF SCALABLE COMMERCE SERVICES

   STREAMLINING INCLUDES ACQUISITION AND INTEGRATION OF THE MVP.COM TECHNOLOGY PLATFORM, $15 MILLION REVOLVING CREDIT LINE FROM USAI, NEW SENIOR MANAGEMENT
                   AND ADDITION OF CORE MVP.COM TECHNOLOGISTS

Los Angeles, CA - March 22, 2001 - Styleclick (NASDAQ: IBUY), a provider of e-commerce technologies and services, announced today a new company organization to advance its offering of scalable commerce services. The new organization includes Styleclick's acquisition and integration of the MVP.com technology platform, a $15 million revolving credit line made available by majority-owner, USA Networks, Inc., changes in senior management, and the addition of core MVP.com technologists to the Company's senior staff.

The acquisition of MVP.com's technology platform with proven scalability will help enable Styleclick to better serve its commerce partners. The Company has signed agreements with About, Elle.com and others to build and operate their brand name stores on the Internet. The addition of MVP.com's platform will help to ensure that Styleclick's services can grow with the developing needs of its customers, including the business funneled to Styleclick by USA Electronic Commerce Solutions (ECS) such as stores for CBS SportsLine, NASCAR.com and the PGA Tour. Additionally, Styleclick will continue to transition its FirstAuction.com site into an e-commerce driven service, as talks with external auction partners continue.

The Company also announced the appointment of Lisa Brown, currently President and CEO, USAi's ECS, to the position of CEO, Styleclick, and Robert Halper, currently EVP Operations and Finance of ECS, to the post of President and COO, Styleclick. Both Ms. Brown and Mr. Halper will also continue in their positions at ECS. Maurizio Vecchione has resigned from his position as CEO of Styleclick and from his seat on the Styleclick Board after 13 years with the Company. Ed Zinser has resigned from his position as COO of Styleclick and is leaving the company to pursue other interests. Barry Hall, CFO of Styleclick, will continue in that position.

Additionally, Ian Drury, former CTO of MVP.com and Brent Hill, former VP Business Development of MVP.com, the technologists responsible for creating the software being acquired from MVP.com, will be joining the senior staff of Styleclick as Executive Vice Presidents. Both Mr. Drury and Mr. Hill are also former executives with Andersen Consulting (now Accenture), where they specialized in e-commerce and e-crm.

Also being announced today is the inception of a $15 million, 18 month revolving credit line, being made available by Styleclick's majority-owner, USAi. Styleclick's ability to borrow under the credit line will be subject to approval by its Board of Directors.

Styleclick has revised the outlook for its financial performance for the year 2001, now expecting 2001 revenues of $14 million and an EBITDA (earnings before interest, taxes, depreciation and amortization) loss, excluding goodwill, of $18 million. Styleclick has not issued guidance for 2002. This revision of the Company's guidance for the full year is based on, among other factors, Styleclick's decision to transition out of the business-to-

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consumer market and focus on growing its higher-margin business of providing e-
commerce technologies and services to established brands.

"Our investment in the technology and people of Styleclick and MVP.com is a valuable step toward the Company's renewed focus on being the best commerce services partner in the space. By expediting their development of scalable online solutions, we believe Styleclick can be a more valuable partner to its clients while quickening its own growth," said Jon Miller, President and CEO, USA Information and Services.

"Under the leadership of Maurizio Vecchione, Styleclick has already been successful at developing an impressive roster of commerce partnerships and due in large part to his efforts, we are able to move ahead with great confidence," said Lisa Brown. "With our acquisition of MVP.com's proprietary technologies, our competitive advantage is strengthened because we can build and launch partner stores even faster than before. Combine that with the technology experience that Ian Drury and Brent Hill bring to our new management team, and I believe we are well prepared to be the leading CSP going forward. Speaking for a moment as CEO of ECS, we're more than pleased with the enhanced capabilities Styleclick brings to our own third-party business partners through ECS and to the growing USAi internal needs."

Ian Drury brings thirteen years of technology, e-commerce, and business development expertise to the Styleclick management team. As VP and CTO of MVP.com, Mr. Drury was responsible for site development, business development, partner integration, application support, and network operations and was an acting member of the Board of Directors. In 1999, BigEdge.com, an online sporting goods retailer and company Mr. Drury co-founded, merged with MVP.com. Prior to BigEdge.com, Mr. Drury was an Associate Partner in the Technology practice at Andersen Consulting, specializing in electronic commerce.

Brent Hill brings ten years of software development and project management experience to the Styleclick management team. As VP of Business Development and a member of the Board of Directors at MVP.com, Mr. Hill was responsible for significant acquisitions as well as the company's golf business, its largest business unit. Prior to MVP.com. Mr. Hill was a co-founder of BigEdge.com. He also spent ten years at Andersen Consulting, where he was a Senior Manager in the Technology practice. He specialized in Customer Relationship Management for clients in the communications industry, and was a member of the Internet Community of Practice.

Styleclick, Inc. (NASDAQ: IBUY) provides e-commerce technologies and services enabling brands to sell online. The Company's end-to-end offerings include Web design, development and hosting, product imaging, online sales and merchandising technologies, inventory management and integrated back-end fulfillment and customer care. Styleclick is the outsourcing partner of choice for a variety of entertainment, sports, publishing, home furnishings, and style businesses. A majority-owned subsidiary of USA Networks, Inc., (NASDAQ: USAI), Styleclick operates as part of USA Information and Services (USAIS), which coordinates the efforts of USAi's businesses engaged in various forms of transactional interactivity.

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This press release contains "forward-looking statements" about Styleclick, as defined in the Securities Exchange Act of 1934, as amended, including those statements regarding future operating results and the timing of product introductions, the timing and composition of revenues, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Factors that could cause actual results to differ materially include the following: company integration risks; the unpredictability and potential fluctuations in future revenues and operating results; unforeseen technical or other obstacles in the development or production of the Company.